As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

PINNACLE AIRLINES CORP.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0376558 (I.R.S. Employer Identification No.)

1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132
(Address of Principal Executive Offices including zip code)

PINNACLE AIRLINES CORP., 2003 STOCK INCENTIVE PLAN
(Full title of the plan)

Peter D. Hunt
Vice President and Chief Financial Officer
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132
(901) 348-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Samuel D. Chafetz, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
165 Madison Avenue, 21st Floor
Memphis, Tennessee 38103

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
Title of securities to	Amount to be	maximum offering	aggregate offering	Amount of
be registered	registered(1)	price per share(2)	price(2)	registration fee
Common stock, par value $0.01 per share	1,000,000 shares	$10.01	$10,010,000	$1,179

(1)     In accordance with General Instruction E of Form S-8, the Registrant is registering 1,000,000 additional shares of common stock, $0.01 par value per share pursuant to the Registrant’s 2003 Stock Incentive Plan. The Registrant currently has an effective registration statement filed on Form S-8 relating to the 2003 Stock Incentive Plan that registered securities of the same class as those being registered herewith. The Registrant incorporates by reference that registration statement on Form S-8 (Registration No. 333-113452) filed with the Securities and Exchange Commission on March 9, 2004, which is made a part hereof.

(2)      Estimated solely for the purpose of calculating the registration fee and, pursuant to paragraphs (c) and (h) of Rule 457, based upon the average of the high and low prices of such common stock on the Nasdaq National Market on April 28, 2005, as reported on the Yahoo! Finance web site.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participant in the plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed By Pinnacle Airlines Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation Of Documents By Reference.

     The Company has filed the following documents with the Securities and Exchange Commission (the “Commission”) and incorporates them herein by reference:

1.	The description of the Company’s common stock contained in its Registration Statement on Form S-1, as amended (Registration No. 333-83354), and as incorporated by reference into its Registration Statement on Form 8-A filed with the Commission on November 14, 2003.

2.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 15, 2005, and as amended on April 6, 2005.

3.	The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005, filed with the Commission on May 3, 2005.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Written requests should be directed to Pinnacle Airlines Corp., Attn: Peter D. Hunt, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132. Telephone requests may be directed to Peter D. Hunt, Vice President, Chief Financial Officer and Secretary at (901) 348-4100.

Item 4.     Description of Securities.

     Not applicable.

Item 5.     Interests of Named Experts and Counsel.

     The legality of the common stock offered hereby has been opined by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for the Company (“Baker Donelson”), 165 Madison Ave., Suite 2000, Memphis, Tennessee 38103. Baker Donelson was not employed on a contingent basis for its opinion, did not receive a substantial interest, directly or indirectly, in the Company, or any parent or subsidiary and was not and is not connected with the Company as a promoter, managing underwriter, voting trustee, director, officer or employee.

Item 6.     Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Article Seventh of the Company’s certificate of incorporation requires indemnification to the fullest extent permitted by Delaware law. The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company, in such capacities, may incur. The Company’s amended and restated certificate of incorporation requires the advancement of expenses incurred by officers or directors in relation to any action, suit or proceeding.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. Article Eleven of the Company’s certificate of incorporation includes such a provision.

     The Company also maintains liability insurance for directors and officers, as authorized by Section 145 of the Delaware General Corporation Law.

Item 7.     Exemption from Registration Claimed.

     Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description
4.1*	Specimen Stock Certificate.

4.2*	Form of Rights Agreement between the Company and EquiServe Trust Company, N.A., as Rights Agent.

4.3**	Pinnacle Airlines Corp., 2003 Stock Incentive Plan.

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1 to the Registration Statement).

24.1	Power of Attorney (included with signatures).

*	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-83354), as amended.

**	Incorporated by reference to the Company’s Registration Statement on Form S-8 (Registration No. 333-113452).

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes :

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 4th day of May, 2005.

PINNACLE AIRLINES CORP.
By:	/s/ Peter D. Hunt
Peter D. Hunt
Vice President and Chief Financial Officer (Principal Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip H. Trenary and Peter D. Hunt and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Philip H. Trenary Philip H. Trenary	President, Chief Executive Officer and Director	May 4, 2005
/s/ Peter D. Hunt Peter D. Hunt	Vice President and Chief Financial Officer (Principal Accounting Officer)	May 4, 2005
/s/ Stephen E. Gorman Stephen E. Gorman	Chairman, Director	May 4, 2005
/s/ Donald J. Breeding Donald J. Breeding	Director	May 4, 2005
/s/ J. Timothy Griffin J. Timothy Griffin	Director	May 4, 2005
/s/ Robert D. Isom, Jr. Robert D. Isom, Jr.	Director	May 4, 2005
/s/ James E. McGehee, Jr. James E. McGehee, Jr.	Director	May 4, 2005
/s/ Robert A. Peiser Robert A. Peiser	Director	May 4, 2005

/s/ Thomas S. Schreier, Jr. Thomas S. Schreier, Jr.	Director	May 4, 2005
/s/ R. Philip Shannon R. Philip Shannon	Director	May 4, 2005
/s/ Nicholas R. Tomassetti Nicholas R. Tomassetti	Director	May 4, 2005

EXHIBIT INDEX

TO REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description
4.1*	Specimen Stock Certificate.

4.2*	Form of Rights Agreement between the Registrant and EquiServe Trust Company, N.A., as Rights Agent.

4.3**	Pinnacle Airlines Corp., 2003 Stock Incentive Plan.

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the shares being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1 to the Registration Statement).

24.1	Power of Attorney (included with signatures).

*	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-83354), as amended.

**	Incorporated by reference to the Company’s Registration Statement on Form S-8 (Registration No. 333-113452).